Exhibit 11

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES








                                        Three Months Ended
                                             March 31,
                                        1995          1994
                                        ----          ----
PRIMARY

Average number of shares outstanding     5,618,688     5,826,996

Assumed exercise of stock options          123,684        87,472
                                        ----------    ----------

Total shares                             5,742,372     5,914,468
                                        ==========    ==========

Net income                              $4,493,875    $4,189,394
                                        ==========    ==========
Net income per share                    $     0.78     $    0.71
                                        ==========    ==========

FULLY DILUTED

Average number of share outstanding      5,618,688     5,826,996

Assumed exercise of stock options          127,737        87,472
(Note 1)                                ----------    ----------

Total shares                             5,746,425     5,914,468
                                        ==========    ==========

Net income                              $4,493,875    $4,189,394
                                        ==========    ==========

Net income per share                         $0.78         $0.71
                                        ==========    ==========

(1) The dilutive effect of stock options is based on the treasury stock method using the higher of the average market price for the period or the period-end market price.